CANCELLATION AGREEMENT

This Cancellation Agreement ("Agreement") is made as of September 9, 2024, by and between Wired4Health, Inc., a Florida corporation ("Seller"), and Avant Technologies, Inc., a Nevada corporation ("Purchaser"). The parties shall be referred to individually as a “Party” and collectively referred to as the "Parties."

RECITALS

WHEREAS, the Parties entered into an Asset Purchase Agreement dated April 5, 2024 ("Original Agreement");

WHEREAS, the Parties now desire to cancel the Original Agreement and release each other from any and all obligations under the Original Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows.

AGREEMENT

1. Cancellation of the Original Agreement

The Original Agreement is hereby terminated and cancelled in its entirety. The Secured Promissory Note issued as part of the Original Agreement, along with any associated Security Agreement, is hereby rendered null and void. The Parties agree that the Secured Promissory Note and any balance due thereunder are null and void and shall have no further force or effect.

2. Payments and Financial Considerations

Any payments made by Purchaser to the Seller under the Original Agreement resulting from the ordinary course of business shall be retained by the seller, including those made towards the Secured Promissory Note. For avoiding of doubt, the balance of the Secured Promissory Note, if any, is hereby voided and shall not be collectible or enforceable.

3. Release and Discharge

Each Party hereby releases, acquits, and discharges the other Party from all claims, demands, liabilities, obligations, and causes of action of any kind or nature, whether known or unknown, arising out of or in any way related to the Original Agreement. Neither Party shall have any further claims, demands, or obligations against the other Party related to the Original Agreement

4. Voidance of Instruments

The Parties agree that any instruments, including, but not limited to, the Secured Promissory Note and the Security Agreement executed in connection with the Original Agreement are hereby voided and of no further force or effect.

5. No Further Obligations

The Parties agree that there are no further obligations, remedies, or penalties due to either Party as a result of the cancellation of the Original Agreement.

6. Entire Agreement

This Agreement constitutes the entire agreement between the Parties with respect to the cancellation of the Original Agreement and supersedes all prior agreements and understandings, whether written or oral, relating to such cancellation.

7. Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to its conflict of law principles.

8. Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Electronic signatures shall have the same force and effect as manual signatures.

IN WITNESS WHEREOF, the Parties hereto have executed this Cancellation Agreement as of the date first written above.

Seller: Wired4Health, Inc.

By: ____/s/ Paul Averill_________

Name: Paul Averill

Title: Chief Executive Officer

Purchaser: Avant Technologies, Inc.

By: ___/s/ Vitalis Racius_________

Name: Vitalis Racius

Title: COO, Director and Treasurer